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DOLLAR GENERAL REPORTS JUNE SAME-STORE SALES UP 4.3%

GOODLETTSVILLE, Tenn. – July 7, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the June five-week period ended July 1, 2005, equaled $808.6 million compared with $715.6 million last year, an increase of 13.0 percent. For the June period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 4.3 percent.

The 4.3 percent same-store sales increase for the period was driven by strong sales increases in food, including perishables, candy and snacks, as well as pet supplies and paper products. Customer transactions in same-stores increased approximately 0.5 percent. The average customer purchase in June for total stores was approximately $8.84 compared to $8.43 in the same period last year.

For the nine-week period ended July 1, 2005, Dollar General total retail sales increased 12.9 percent to $1.4 billion from $1.3 billion for the nine-week period ended July 2, 2004. Same-store sales for the nine-week period increased 4.3 percent.

For the 22-week period ended July 1, 2005, Dollar General total retail sales increased 13.0 percent to $3.4 billion from $3.0 billion for the 22-week period ended July 2, 2004. Same-store sales for the 22-week period increased 4.7 percent.

Year-to-date through July 1, 2005, the Company has opened 377 stores and closed 37.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,660 neighborhood stores as of July 1, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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